Exhibit 5

                 [WILLIAMS, MULLEN, CLARK & DOBBINS LETTERHEAD]



                                  July __, 1999


Board of Directors
Southern Financial Bancorp, Inc.
37 E. Main Street
Warrenton, Virginia  20186

Ladies and Gentlemen:

         This letter is in reference to the Registration Statement on Form S-4 dated July 1, 1999, filed by Southern Financial Bancorp, Inc. (the "Company") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Registration Statement"). The Registration Statement relates to 1,045,734 shares of Common Stock, $0.01 par value per share (the "Shares"), which Shares are proposed to be offered to the shareholders of The Horizon Bank of Virginia, a Virginia-chartered bank ("Horizon"), pursuant to an Agreement and Plan of Reorganization, dated as of May 3, 1999, as amended, by and between Horizon, the Company, and Southern Financial Bank, a wholly owned subsidiary of the Company, and a related Plan of Merger (collectively, the "Agreement").

         We have examined such corporate proceedings, records and documents as we considered necessary for the purposes of this opinion. We have relied upon certificates of officers of the Company where we have deemed it necessary in connection with our opinion.

         Based upon such examination, it is our opinion that the aforementioned Shares, when issued against payment therefor pursuant to the Agreement, will be validly issued, fully paid and nonassessable under the laws of the Commonwealth of Virginia.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Opinion" in the Joint Proxy Statement forming a part of the Registration Statement.

                                            Very truly yours,

                                            WILLIAMS, MULLEN, CLARK & DOBBINS
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